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                                                                     Exhibit 7.2

                      SECURITIES ACCOUNT PLEDGE AGREEMENT

     This SECURITIES ACCOUNT PLEDGE AGREEMENT ("Agreement") is dated as of September 6, 2002, by and between GREGORY M. SHEPARD, an individual residing at 15 Country Club Place -- Bloomington, IL 61701 (the "Pledgor"), and COMMERCE BANK, N.A., a national banking association (the "Pledgee"). Terms initially capitalized and used herein which are not otherwise defined herein shall have the meanings given them in the Loan Agreement referred to below.

                        W I T N E S S E T H    T H A T :

     WHEREAS, pursuant to the Loan Agreement between Pledgor and Pledgee, dated as of even date herewith (as such agreement may be amended, modified, supplemented or restated from time to time, the "Loan Agreement"), the Pledgee has required collateral to secure Pledgor's duties and obligations under the Loan Agreement (the "Obligations");

     WHEREAS, Pledgor is the owner of certain marketable securities of State Auto Financial Corporation ("State Auto") in a securities account within the meaning of Section 8-501 of the UCC (as hereinafter defined) (Account No. 62B068100) in the name of Pledgor, in the custody of COMMERCE TRUST COMPANY (the "Account"), as a securities intermediary as defined in Section 8-102 of the UCC (the "Custodian"). "UCC" as used herein means the Uniform Commercial Code as in effect in the State of Illinois as of the date hereof, as the same may from time to time be amended or modified;

     WHEREAS, the Pledgee is willing to accept the pledge of the Account as security for the Obligations.

     NOW, THEREFORE, for and in consideration of the foregoing and of any financial accommodations or extensions of credit heretofore, now or hereafter made to or for the benefit of the Pledgor by the Pledgee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Pledge. The Pledgor hereby pledges and assigns to the Pledgee and grants the Pledgee a security interest in, a lien upon and a right of set-off as to all of Pledgor's now owned and/or hereafter acquired or arising right, title and interest in, to and under: (a) the Account and each custody account, sub-custody account, investment account, safekeeping account or other account (whether immediate or remote) representing or evidencing a renewal or replacement of, or substitution for, the Account (each such custody, sub-custody, investment, safekeeping or other account being a "Replacement Account"), (b) any and all securities, securities entitlements, stocks, bonds, options, warrants, commodity contracts, futures contracts, notes, instruments, documents, general intangibles, commercial paper, money market funds and/or accounts, treasury instruments, documents, general intangibles, commercial paper, money market funds and/or accounts, treasury bills, notes and bonds, certificates of deposit, mutual fund shares, cash, money, investment property and financial assets (as defined in Section 8-102(a)(9) of the UCC) of any kind or type, whether certificated or uncertificated, now or hereafter contained in the


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Account, including, but not limited to, the stock of State Auto, together with all rights, income, revenues, proceeds and profits therefrom including, without limitation, all dividends, distributions (cash or stock, extraordinary as well as ordinary), interest and other payments, all additions thereto, substitutions or replacements thereof and exchanges for or changes in any of the foregoing,
(c) any free credit balance or other money now or hereafter credited or owing to Pledgor on or in respect of the Account, (d) all cash and non-cash proceeds of any of the foregoing and (e) all rights incidental to the ownership of any of the foregoing, such as participation interests, voting, conversion and registration rights and rights of recovery for violations of applicable securities laws (all of the types or items of property described in the foregoing clauses (a), (b), (c), (d) and (e) being hereinafter collectively referred to as the "Pledged Collateral").

          2. Perfection of Security Interest. The Assignor authorizes the Pledgee to file financing statements covering the Pledged Collateral and containing such legends as Pledgee shall deem necessary or desirable to protect Pledgee's interest in the Pledged Collateral under the terms of the UCC, and to take such other steps as the Pledgee may request to perfect the Pledgee's security interest in the Pledged Collateral under applicable law, including, with respect to any portion of the Pledged Collateral which may constitute "investment property": (as defined in Section 9-102(a)(49) of the UCC), causing the Pledgee's security interest in such Pledged Collateral to be perfected by "control" (as defined in the UCC).

          3.   Representations. The Pledgor warrants and represents as follows:

               (a) Pledgor is the sole legal and beneficial owner of the Pledged Collateral, free and clear of any lien, charge, security interest or encumbrance, except for the security interest created by this Agreement;

               (b) The Pledgor has full power and authority to enter into this Agreement;

               (c) There are no restrictions upon the transfer of any of the Pledged Collateral;

               (d) Pledgor has the right, subject to the provisions of this Agreement, to pledge and grant a security interest in all or any part of the Pledged Collateral free of any lien or other charge, encumbrance or restriction;

               (e) Pledgor has the right to otherwise transfer all or any part of the Pledged Collateral free of any lien, security interest or other charge, encumbrance or restriction;

               (f) Other than that certain Control Agreement, executed as of even date herewith, among Pledgor, Pledgee and the Custodian (the "Control Agreement"), there are no other agreements entered into between the Pledgor and Custodian or any third party with respect to the Pledged Collateral; and


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          (g)  Pledgor acknowledges that this Agreement is the "Agreement"
referenced in the Control Agreement.

     4. Covenants. Until the Obligations are satisfied and extinguished in full, the Pledgor:

          (a) shall maintain and cause to be maintained in the Account, or the Replacement Account, as the case may be, on a daily basis marketable securities of State Auto traded on an active exchange with a fair market value (being the quoted trading price of the securities at the conclusion of each trading day), when taken together with the AUIC Account Balance, in the aggregate amount of not less than 300% of the aggregate outstanding principal balance of the Loans (the "Minimum Balance Requirement"). Pledgor agrees that the Pledgee may, and is hereby authorized to access the information about the securities in the Account, or the Replacement Account, as the case may be, from time to time to verify compliance with the Minimum Balance Requirement;

          (b) shall not, without the prior written consent of the Pledgee, (i) create or permit the existence of any lien, security interest, pledge or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of the Pledged Collateral, other than pursuant to this Agreement, (ii) cause, or seek to cause, or permit, any of the Pledged Collateral which is currently held in book-entry (uncertificated) form to be evidenced or otherwise embodied by physical certificates, (iii) withdraw, or seek to withdraw, funds from the Account or any Replacement Account (except as provided in and subject to such limitations as set forth in the Control Agreement), (iv) demand possession of, receive or otherwise take delivery of, any or all of the Pledged Collateral, (v) close, cancel or terminate, or seek to close, cancel or terminate, the Account or any Replacement Account; (vi) transfer any of the Pledged Collateral, into the name of any person other than the Pledgee; (vii) attempt to modify or attempt to terminate the Control Agreement or its customer agreement(s) with the Custodian under which the Account was established;

          (c) shall (i) promptly deliver any certificate or instrument constituting or representing any of the Pledged Collateral which it may obtain possession of from time to time to the Custodian for credit to the Account, duly endorsed in blank without restriction, (ii) promptly deliver to the Custodian any endorsements or instruments which may be necessary or convenient to transfer any financial assets held by the Custodian, which are registered in the name of, payable to the order of or specially endorsed to Pledgor, to the Custodian or its securities intermediary or to one of their respective nominees;

          (d) shall cause the Custodian to send to the Pledgee a true, correct and complete copy of every statement, confirmation, notice or other communication concerning the Account that the Custodian sends to Pledgor; and

          (e) shall advise the Pledgee promptly, completely, accurately and in writing and in reasonable detail, (i) of any lien or encumbrance upon; security interest in or claim asserted against any of the Pledged Collateral and (ii) of the occurrence of any event, other than changes in general market conditions adequately reported in the general news media,

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     that would have a material adverse effect upon the aggregate value of the Pledged Collateral or upon the security interest of the Pledgor.

          5. Waivers. The Pledgor waives notice of acceptance hereof, creation of any of the Obligations, or nonpayment or default by Pledgor under any of the Obligations or any agreement now or hereafter existing between Pledgor and Pledgee. The Pledgor hereby waives any requirement of diligence, presentment, demand of payment, protest or notice with respect to the Obligations, the benefit of any statutes of limitation, and all demands whatsoever (and shall not require that the same be made on the Pledgor as a condition precedent to the Pledgor's liabilities hereunder), and covenants that the Pledgor will not be discharged of liabilities under this Agreement, except as provided in paragraph 11. The Pledgor consents to and waives notice of all changes of terms of the Obligations (including, without limitation, a change in the interest rate applicable to the Obligations), the withdrawal or extension of credit or time to pay, the release of the whole or any part of the Obligations, renewal, indulgence, settlement, compromise or failure to exercise due diligence in collection, the acceptance or release of security, extension of the time to pay for any period or periods whether or not longer than the original period, or any surrender, substitution or release of any other person directly or indirectly liable for any of the Obligations or any collateral security given by AUIC.

          6. Default. The following events constitute a default under the terms of this Agreement (each an "Event of Default," and collectively "Events of Default"):

          (a) any default under the Loan Agreement, including, but not limited to, an Event of Default (as defined in the Loan Agreement);

          (b)  any default under this Pledge Agreement;

          (c) this Pledge Agreement shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability of this Pledge Agreement shall be contested or denied by Pledgor or if Pledgor shall deny that it has any further liability or obligation under this Pledge Agreement;

          (d)  any default under the Control Agreement; or

          (e) the Control Agreement shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability of the Control Agreement shall be contested or denied by Pledgor or the Custodian, or if Pledgor or the Custodian shall deny that it has any further liability or obligation under the Control Agreement or if Pledgor of the Custodian shall fail to comply with or to observe any of the terms, provisions or conditions contained in the Control Agreement.

          7. Remedies of Pledgee Following an Event of Default. The Pledgee may, at any time that an Event of Default exists, or at any time after the Obligations have become due and payable in accordance with the Loan Agreement, at its option, (i) transfer or register the Pledged

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Collateral or any part thereof into its or its nominee's name with or without any indication that such Pledged Collateral is subject to the security interest hereunder. Pledgor hereby appoints the Pledgee as its attorney-in-fact to arrange at the Pledgee's option for such transfer; (ii) without notice to or demand upon Pledgor, liquidate the Pledged Collateral and apply the proceeds thereof in payment of the Obligations; and (iii) without notice to or demand upon the Pledgor, charge, set-off or otherwise apply all or any part of the Pledged Collateral in payment of the Obligations. The Pledgee shall have, in addition to the foregoing and any other rights given under this Agreement, the Loan Agreement or by law, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC. In addition, at any time that an Event of Default exists, the Pledgee shall have such powers of sale and other powers as may be conferred by applicable law. The Pledgor will pay to the Pledgee all expenses (including, without limitation, court costs and reasonable attorneys' fees and expenses), of, or incident to, (i) the custody or preservation of, or the sale or collection of or other realization upon, any of the Pledged Collateral, (ii) the exercise or enforcement of any of the rights of the Pledgee hereunder, or (iii) the failure by the Pledgor to perform or observe any provision hereof.

          8. Voting Rights. During the term of this Pledge Agreement, and except as provided below in this Section 8, the Pledgor shall be permitted to exercise any voting or consensual rights that it may have as to any of the Pledged Collateral for any purpose which is not inconsistent with this Pledge Agreement or any applicable laws. If any Event of Default has occurred and is continuing, (a) the Pledgee or the Pledgee's nominee may, at the Pledgee's or such nominee's option and following written notice from the Pledgee to the Pledgor, exercise all voting or consensual rights pertaining to the Pledged Collateral, and (b) Pledgor shall deliver to the Pledgee all notices, proxy statements, proxies and other information and instruments relating to the exercise of such rights received by Pledgor from the issuers of any of the Pledged Collateral promptly upon receipt thereof and shall at the request of the Pledgee execute and deliver to the Pledgee any proxies or other instruments which are, in the good faith judgment of the Pledgee, necessary for the Pledgee to validly exercise such voting and consensual rights.

          9. Dividends and Other Distributions. (a) So long as no Event of Default shall have occurred and be continuing:

     (i) The Pledgor shall be entitled to receive and retain any and all dividends, interest, distributions, subscription warrants or any other rights or options in respect of the Pledged Collateral, provided, however, that any and all

               (A) dividends, interests or distributions paid or payable other than in cash with respect to, and instruments and other property received, receivable or otherwise distributed with respect to, or in exchange for, any of the Pledged Collateral;

               (B) dividends and other distributions paid or payable in cash with respect to any of the Pledged Collateral that constitute a partial or total liquidation, distribution or dissolution or a reduction of capital, capital surplus or paid-in surplus; and

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               (C)  cash paid, payable or otherwise distributed in redemption of, or in exchange for, any of the Pledged Collateral;

     shall be Pledged Collateral, and shall be forthwith delivered to the Custodian to hold, for the benefit of the Pledgee, in the Account or Replacement Account, as applicable, and shall, if received by the Pledgor, be received in trust for the Pledgee, for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor, and be delivered promptly to the Custodian as Pledged Collateral in the same form as so received (with any necessary endorsement of the Pledgor); and

          (ii) The Pledgee shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to receive the dividends, interest payments or distributions which it is authorized to receive and retain pursuant to clause (i) above.

     (b)  If any Event of Default has occurred and is continuing:

          (i) All rights of the Pledgor to receive the dividends and interest payments, if any, which it would otherwise be authorized to receive and retain pursuant to Section 9(a)(i) hereof shall cease, and all such rights shall thereupon become vested in the Pledgee, for the benefit of the Pledgee, which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and interest payments;

          (ii) All dividends and interest payments which are received by the Pledgor contrary to the provisions of clause (i) of this Section 9(b) shall be received in trust for the Pledgee, for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor and shall be paid over promptly to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsements of the Pledgor); and

          (iii) The Pledgor shall, upon the request of the Pledgee, at the Pledgor's expense, do or cause to be done all such acts and things as may be necessary to make a sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

The Pledgor will reimburse the Pledgee for all reasonable expenses incurred by the Pledgee, including without limitation, reasonable attorneys' fees and accountants' fees and expenses in connection with the foregoing.

          10. Security Interest Absolute. All rights of the Pledgee, the pledge and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

          (a) Any lack of validity or enforceability of either of the Loan Agreement or any other agreement or instrument relating thereto;


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          (b)  Any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement;

          (c) Any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any part of the Obligations; or

          (d) Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Obligations or of this Agreement.

          11. Term. This Agreement shall remain in full force and effect until the Loan Agreement shall have been terminated and all of the Obligations shall have been indefeasibly paid and satisfied in full. Upon the termination of this Agreement as provided above (other than as a result of the sale of the Pledged Collateral), the Pledgee will release the security interest created hereunder and, if it then has possession of any evidence of ownership of the Pledged Collateral; Pledgee will deliver the evidence of ownership to the Pledgor and terminate the Control Agreement.

          12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Pledgee and their respective successors and assigns. The Pledgor's successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession of or for the Pledgor.

          13. Applicable Law; Severability.

          (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed within such state, without giving effect to its conflicts of laws principles or rules. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Regardless of any provision in any other agreement, for purposes of the UCC, Illinois shall be deemed to be the Custodian's jurisdiction (within the meaning of Section 8-110 of the UCC) and the Account or the Replacement Account, as the case may be (as well as the securities entitlements related thereto) shall be governed by the laws of the State of Illinois.


          (b) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be legally invalid, the affected provision will be stricken from this Agreement, and the remaining terms of this Agreement and its enforceability will remain unaffected thereby. The parties further agree to replace any such provision with a valid and enforceable provision which will achieve, to the fullest extent possible, the pledge economic,


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business and/or other purposes of the stricken provision.

     14. Definitions. The singular shall include the plural and vice versa and any gender shall include any other gender as the context may require.

     15. Further Assurances. The Pledgor agrees to cooperate with the Pledgee and to execute and deliver, or cause to be executed and delivered, all such other instruments and documents and to take all such other actions as the Pledgee may reasonably request from time to time in order to carry out the provisions and purposes hereof.

     16. Litigation. EACH OF THE PLEDGEE AND THE PLEDGOR HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST THE PLEDGOR OR THE PLEDGEE ARISING OUT OF THIS AGREEMENT, THE PLEDGED COLLATERAL OR ANY ASSIGNMENT THEREOF OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN THE PLEDGOR AND THE PLEDGEE OF ANY KIND OR NATURE. THE PLEDGOR AND THE PLEDGEE HEREBY AGREE THAT THE FEDERAL COURT OF THE CENTRAL DISTRICT OF ILLINOIS, PEORIA DIVISION OR, AT THE OPTION OF THE PLEDGEE, ANY COURT IN WHICH THE PLEDGEE SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY AND WHICH SITS IN A JURISDICTION IN WHICH THE PLEDGOR TRANSACTS BUSINESS SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PLEDGOR AND THE PLEDGEE, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE CONTROL AGREEMENT OR TO ANY MATTER ARISING THEREFROM. THE PLEDGOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS ISSUED THEREIN AND AGREEING THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE PLEDGOR AT THE ADDRESS SET FORTH BELOW PLEDGOR'S SIGNATURE TO THIS AGREEMENT, WHICH SERVICE SHALL BE DEEMED MADE UPON RECEIPT THEREOF. THE NON-EXCLUSIVE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGEMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

     17. Pledgee Appointed Attorney-in-Fact. The Pledgor hereby appoints the Pledgee as the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Pledgee's discretion to take any action and to execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any distribution, interest payment or other dividend distribution in respect of the Pledged Collateral or any part thereof and to give


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full discharge for the same. This power of attorney created under this paragraph
17, being coupled with an interest, shall be irrevocable for the term of this Agreement.

     18. Pledgee's Duty. The Pledgee shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with the Pledgee's
(i) willful misconduct, or (ii) failure to use reasonable care with respect to the safe custody of any certificate evidencing any of the Pledged Collateral which is in the physical possession of the Pledgee. Without limiting the generality of the foregoing, the Pledgee shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option, and all expenses incurred in connection therewith shall be for the sole account of the Pledgor, and shall be added to the Obligations secured hereby.

     19. Notices. Any notice required or desired to be served, given or delivered hereunder shall be as described in the Loan Agreement.

     20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

     21. Section Headings; Recitals. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof. The recitals set forth hereinabove are hereby incorporated into and form a part of this Agreement, the truth and accuracy of which is evidenced by each party's execution hereof.

     22. Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Pledgee and the Pledgor, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.



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     IN WITNESS WHEREOF, the Pledgor and the Pledgee have executed this
Agreement as of the day and year first above written.


PLEDGEE:                               PLEDGOR:


COMMERCE BANK, N.A.



By:   /s/ Lawrence Horvath            By:   /s/ Gregory M. Shepard
      ---------------------------          -----------------------------
Name:  Lawrence Horvath               Name:  Gregory M. Shepard
Its:   SENIOR VICE PRESIDENT
      ---------------------------